                                                                Exhibit 99(a)(1)


                          LOUDEYE TECHNOLOGIES, INC.

                 OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
             AN EXERCISE PRICE OF MORE THAN $4.30 FOR NEW OPTIONS

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         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., PACIFIC
         TIME, ON TUESDAY, JULY 3, 2001, UNLESS THE OFFER IS EXTENDED.

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     Loudeye Technologies, Inc. is offering eligible employees the opportunity to exchange certain outstanding stock options having an exercise price of more than $4.30 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options") under certain of our employee stock option plans. If you wish to accept this offer, you must return all of your eligible options. No partial returns will be accepted.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     Who Can Participate in the Exchange? You can participate in this exchange if you are an employee of Loudeye Technologies, Inc. on the date the new options are granted. This offer is not open to consultants, former employees and directors of Loudeye Technologies, Inc. or to employees of any subsidiary of Loudeye Technologies, Inc. We will grant new options as soon as practicable after the expiration date of this offer, but in any event no later than 15 days following the expiration date. We expect that the expiration date of this Offer to Exchange will be on or about Tuesday, July 3, 2001.

     Which Options are Eligible Options? All options having an exercise price of more than $4.30 per share that are currently outstanding under our 1998 Stock Option Plan ("1998 Plan") and 2000 Stock Option Plan ("2000 Plan") are eligible options. If you choose to tender any options you hold that are eligible for cancellation under this offer, you must tender all eligible options that you hold.

     How Many New Options Will I Receive? Each new option granted in the offer will allow you to purchase, subject to vesting requirements, a number of shares of our common stock equal to seventy-five percent (75%) of the number of shares purchasable on exercise of the option(s) you surrendered in the offer. For example, if you hold an eligible option to purchase 1,000 shares, that option will be exchanged for a new option to purchase 750 shares. The exact number of option shares that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form.

     What is the Exercise Price of the New Options? Each new option that qualifies as an incentive stock option will have an exercise price equal to the closing price for the common stock as reported by the Nasdaq National Market on the date the new options are granted. Each new option that does not qualify as an incentive stock option will have an exercise price equal to the lowest closing price for the common stock as reported by the Nasdaq National Market for the period from June 6, 2001 through and including the date the new options are granted, but not less than 85% of the closing price on the date the new options are granted.

     What is the Vesting Period and Term of the New Options? Generally, each new option will vest over a three-year period in equal increments every three months beginning on the date the new options are granted. You "vest" in your option shares (meaning that you earn the right to exercise and retain the exercised shares) as you continue over time to work for Loudeye Technologies, Inc. The first vest date will be three months from the date the new options are granted, which would be on or about October 18, 2001 assuming a July 18, 2001 grant date, when 1/12th (8.33%) of each new option will become vested and exercisable. On the last day of each three-month period after the initial three-month period, an additional 1/12th (8.33%) of each new option will vest and become exercisable.

     New options for employees that are eligible for overtime pay will be subject to a six-month "cliff" on vesting such that the first vest date will be six months from the date the new options are granted, which would be on or about January 18, 2002 assuming a July 18, 2001 grant date, when 1/6th (16.66%) of each new option will become vested and exercisable. On the last day of each three-month period after the initial six-month cliff, an additional 1/12th (8.33%) of each new option will vest and become exercisable.

     Assuming continued employment, three years from the date the new options are granted, which would be on or about July 18, 2004 assuming a July 18, 2001 grant date, all new options will be fully vested. Each new option will have a term that expires ten years from the date the new options are granted, which would be on or about July 18, 2011 assuming a July 18, 2001 grant date.

     What does the Company Recommend that I Do? Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange because the eligible employees hold options with a range of exercise prices, widely varying ratios of vested to unvested options and have future employment plans that are unknown to us, neither we nor our Board of Directors believes that a general recommendation regarding your decision is appropriate. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation.

     To our knowledge, all of our eligible executive officers currently intend to accept the offer to exchange their eligible options and receive new options.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "LOUD." On June 5, 2001, the closing price of our common stock on the Nasdaq National Market was $1.25 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, (206) 832-4111.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   IMPORTANT

     If you choose to accept this offer, you must complete and sign the Election Form and return it to Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, (206) 832-4111 before 9 p.m., Pacific Time, on Tuesday, July 3, 2001. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. You do not need to return your original stock option agreements for your eligible options to elect to accept this offer.

     We are not making the offer to, and will not accept tender of options from, option holders in any jurisdiction in which the offer or acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED COVER LETTER AND ATTACHED SUMMARY OF TERMS AND IN THE RELATED ELECTION FORM AND NOTICE OF CHANGE IN

ELECTION FROM ACCEPT TO REJECT FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION APART FROM THE INFORMATION CONTAINED IN THIS OFFER AND THE RELATED DOCUMENTS, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
SUMMARY TERM SHEET.....................................................  6

CERTAIN RISKS OF PARTICIPATING IN THE OFFER............................ 13

THE OFFER.............................................................. 14
   1.  Eligibility..................................................... 14
   2.  Number of Options; Expiration Date.............................. 14
   3.  Purpose of the Offer............................................ 15
   4.  Procedures for Electing to Exchange Options..................... 16
   5.  Change in Election; Withdrawal Rights........................... 17
   6.  Acceptance of Options for Exchange and Cancellation
       and Issuance of New Options..................................... 18
   7.  Conditions of the Offer......................................... 18
   8.  Price Range of Common Stock..................................... 20
   9.  Source and Amount of Consideration; Terms of New Options........ 20
   10. Information About Loudeye Technologies, Inc..................... 24
   11. Interests of Directors and Officers; Transactions and
       Arrangements Concerning the Options............................. 24
   12. Status of Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer....................................... 26
   13. Legal Matters; Regulatory Approvals............................. 26
   14. Material U.S. Federal Income Tax Consequences................... 27
   15. Extension of Offer; Termination; Amendment...................... 28
   16. Fees and Expenses............................................... 29
   17. Additional Information.......................................... 29
   18. Forward Looking Statements; Miscellaneous....................... 30

SCHEDULE A--Information About the Directors and Executive Officers of
 Loudeye Technologies, Inc............................................. 32

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHO IS ELIGIBLE TO PARTICIPATE IN THE OPTION EXCHANGE OFFER?

     To be eligible to participate in the offer, you must be an employee of Loudeye Technologies, Inc. on the date the new options are granted. (See Question 5 below regarding the date the new options will be granted.) Consultants, former employees and directors of Loudeye Technologies, Inc. and employees of any subsidiary of Loudeye Technologies, Inc. are not eligible.

Q2.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options having an exercise price of more than $4.30 per share that are outstanding under our 1998 Plan and 2000 Plan held by eligible employees. Outstanding incentive stock options ("ISO") will be exchanged for new ISOs, to the extent allowed by applicable tax law, and outstanding nonstatutory stock options ("NSO") will be exchanged for new NSOs. (See Sections 2, 9 and 14 of the Offer.)

Q3.  WHY ARE WE MAKING THE OFFER?

     We as a company are philosophically committed to the concept of incentivizing employees to create value for the stockholders and to the concept of employees as owners. In light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We believe it is appropriate to offer this exchange program to help us advance our philosophy by creating better incentives for and thus increasing the retention of our employees.

Q4.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 7 of the Offer. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q5.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant new options as soon as practicable after the expiration date of the offer, but in any event no later than 15 days following the expiration date. We expect that the expiration date of this Offer to Exchange will be on or about Tuesday, July 3, 2001, in which case the grant date would be on or prior to July 18, 2001. We cannot predict the exercise price of the new options. We expect to distribute the new option agreements within four to six weeks after the expiration of this offer. (See Section 6 of the Offer.)

Q6.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

     Each new option granted in the offer will allow you to purchase, subject to vesting requirements, a number of shares of our common stock equal to seventy-five percent (75%) of the number of shares purchasable on exercise of the option(s) you surrendered in the offer. For example, if you hold an eligible option to purchase 1,000 shares, that option will be exchanged for a new option to purchase 750 shares.

Q7.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     Each new option that qualifies as an incentive stock option will have an exercise price equal to the closing price for the common stock as reported by the Nasdaq National Market on the date the new options are granted (see Question 5 above). Each new option that does not qualify as an incentive stock option will have an exercise price equal to the lowest closing price for the common stock as reported by the Nasdaq National Market for the period from June 6, 2001 through and including the date the new options are granted, but not less than 85% of the closing price on the date the new options are granted.

     The exercise price of any option you return must be more than $4.30 per share. This price is higher than the current market price of our common stock, which closed at $1.25 on June 5, 2001. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (See Section 8 of the Offer)

     We will tell you what the exercise price for the new options is on or about the date the new options are granted. We will post the exercise price on the Loudeye Technologies, Inc. intranet home page and post the exercise price in the Company's offices on or about the date the new options are granted.

Q8.  WHEN WILL THE NEW OPTIONS VEST?

     Generally, each new option will vest over a three-year period in equal increments every three months beginning on the date the new options are granted. You "vest" in your option shares (meaning that you earn the right to exercise and retain the exercised shares) as you continue over time to work for Loudeye Technologies, Inc. The first vest date will be three months from the date the new options are granted, which would be on or about October 18, 2001 assuming a July 18, 2001 grant date, when 1/12th (8.33%) of each new option will become vested and exercisable. On the last day of each three-month period after the initial three-month period, an additional 1/12th (8.33%) of each new option will vest and become exercisable.

     New options for employees that are eligible for overtime pay will be subject to a six-month "cliff" on vesting such that the first vest date will be six months from the date the new options are granted, which would be on or about January 18, 2002 assuming a July 18, 2001 grant date, when 1/6th (16.66%) of each new option will become vested and exercisable. On the last day of each three-month period after the initial six-month cliff, an additional 1/12th (8.33%) of each new option will vest and become exercisable.

     Assuming continued employment, three years from the date the new options are granted, which would be on or about July 18, 2004 assuming a July 18, 2001 grant date, all new options will be fully vested.

Q9. WHAT IF I AM AN EMPLOYEE OF LOUDEYE TECHNOLOGIES, INC. WHEN THE OFFER EXPIRES, BUT NOT AN EMPLOYEE ON THE DATE THE NEW OPTIONS ARE GRANTED AND WHEN THE NEW OPTIONS BEGIN TO VEST?

     If you will not be an employee on the date the new options are granted (See Question 5 above) and when the new options begin to vest (or if you believe there is a significant possibility you will not be an employee on the date the new options are granted and begin to vest), we recommend that you not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, if your employment with Loudeye Technologies, Inc. ends, you generally will be able to exercise your eligible options for three months thereafter to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled and the new options you receive will not begin to vest until either October 18, 2001 or January 18, 2002 (See Question 8 above). As a result, if your employment with Loudeye Technologies, Inc. ends before the new options begin to vest, you will not be able to exercise the new options.

Q10.  WHEN WILL THE NEW OPTIONS EXPIRE?

     The new options will expire at 11:59 p.m., Pacific Time, ten years from the date the new options are granted, which would be on or about July 18, 2011 assuming a July 18, 2001 grant date.

Q11.  HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

     A leave of absence will not have any impact on the number of shares you may purchase under the new options. However, like our other options, vesting under the new options may be suspended for unpaid leave in excess of 30 days in accordance with Loudeye Technologies, Inc. policy. If you are currently on leave, and the vesting of your options is suspended as described above, if you accept this offer your new options will not begin to vest until you return to work. If your new option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be cancelled. This policy may vary as required by law.

Q12. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Yes, to the extent the eligible options you surrender will be vested or partially vested before three months, or six months in the case of employees that are eligible for overtime pay, from the date the new options are granted. The new options you receive will not be vested, even if the options you exchange are fully or partially vested. You will not be able to exercise any of the new options until three months from the date the new options are granted when 1/12th of the new options will vest, or six months from the date the new options are granted when 1/6th of the new options will vest for employees that are eligible for overtime pay, and your new options will not vest in full until three years from the date the new options are granted, which would be on or about July 18, 2004 assuming a July 18, 2001 grant date and assuming you remain an employee of Loudeye Technologies, Inc. through that time.

Q13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     If you have more than one eligible option, then you must exchange all of your eligible option grants. For example, if you have three options grants at different exercise prices ($2.00, $6.00 and $8.00, respectively), and you accept the offer, you must exchange all of the $6.00 and $8.00 options. You will not be able to exchange the $2.00 option because it will not be eligible for the offer.

Q14.  WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

     Yes. Once we have accepted options tendered by you, these options will be cancelled and you will no longer have any rights under those options. (See
Section 12 of the Offer.)

Q15.  ARE THERE CIRCUMSTANCES IN WHICH YOU MIGHT NOT BE GRANTED NEW OPTIONS?

     Yes. Even if we accept your eligible options, we will not grant new options to you if we are prohibited to do so by applicable law. We do not anticipate that we will be prohibited from granting your new options and we will use reasonable efforts to avoid any prohibition. Also, if you are no longer an employee on the date the new options are granted, you will not receive any new options. (See Section 6 of the Offer.)

Q16.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (See Section 14 of the Offer.)

Q17. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     Yes, to the extent allowed by applicable law.

Q18. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

     If you elect not to exchange your eligible options for new options in connection with the offer, you will not be subject to current income tax. However, if your options are incentive stock options, you should be aware that the Internal Revenue Service may characterize the offer as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your options are modified could cause the options to be deemed re-granted to you, thereby causing your incentive stock option holding period to re-commence as of the date of such re-grant and, depending on your personal circumstances, possibly causing all or a portion of your incentive stock options to be treated as nonstatutory options.

     If you intend not to exchange your eligible incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of such a decision under your personal circumstances.

Q19.  WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON LOUDEYE TECHNOLOGIES, INC.?

     As a result of our decision to extend this offer to our employees, all new options under this offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in the company's stock price in compensation expense in connection with the new options issued or granted. We will have to continue this variable accounting with respect to these options until the new options are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will record.

Q20. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

     The offer expires on Tuesday, July 3, 2001, at 9 p.m., Pacific Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 6 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period. (See Section 15 of the Offer.)

Q21. WHAT DO I NEED TO DO?

     If you choose to accept the offer, you need to make your election and sign the Election Form and deliver it to Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, (206) 832-4111, before 9 p.m., Pacific Time, on Tuesday, July 3, 2001. If you have questions about delivery, you may contact Angie Bailey of Loudeye Technologies, Inc. at (206) 832-4111. You should review the Offer to Exchange, the Cover Letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy or facsimile of your Election Form. Delivery by email will not be accepted.

     If we extend the offer beyond Tuesday, July 3, 2001, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

     If you cannot deliver your Election Form to Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, then you should contact her at (206) 832-4111.

Q22. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 9 p.m., Pacific Time, on Tuesday, July 3, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, (206) 832-4111 before the offer expires. You may change your election more than once. (See Section 5 of the Offer.)

Q23. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS
     ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep all of your current options, and you will not receive any new options. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 18 above.

Q24. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange because the eligible employees hold options with a range of exercise prices, widely varying ratios of vested to unvested options and have future employment plans that are unknown to us, neither we nor our Board of Directors believes that a general recommendation regarding your decision is appropriate. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation.

     To our knowledge, all of our eligible executive officers currently intend to accept the offer to exchange their eligible options and receive new options.

Q25. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, (206) 832-4111.

                  CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors set forth in Loudeye Technologies, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001, highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the Sections in this Offer to Exchange discussing tax consequences, as well as the rest of this Offer to Exchange, the Cover Letter and attached Summary of Terms, the Election Form and the Notice of Change in Election from Accept to Reject for a fuller discussion of the risks which may apply to you before deciding to participate in this exchange offer.

                                 ECONOMIC RISKS

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

     For example, if you cancel options with a $5 strike price, and Loudeye Technologies, Inc.'s stock appreciates to $7 when the new option grants are made, your new option will have a higher strike price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT AND VESTING OF THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

                                   THE OFFER

1.   ELIGIBILITY.

     Employees are "eligible employees" if they are employees of Loudeye Technologies, Inc. on the date the new options are granted. Consultants, directors and former employees of Loudeye Technologies, Inc. are not "eligible employees." Employees of any subsidiary of Loudeye Technologies, Inc. are not "eligible employees."

2.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options held by eligible employees that have an exercise price of more than $4.30 per share. This offer does not include the class of options held by option holders who are not employees of Loudeye Technologies, Inc. on the date the new options are granted. In addition, this offer does not include consultants or directors of Loudeye Technologies, Inc. or employees of any subsidiary of Loudeye Technologies, Inc.

     If you elect to participate in this offer, you must return all of your options having an exercise price of more than $4.30 per share. We will not accept partial returns. For example, if you have three options grants at different exercise prices ($2.00, $6.00 and $8.00, respectively), and you accept the offer, you must exchange all of the $6.00 and $8.00 options. You will not be able to exchange the $2.00 option because it will not be eligible for the offer. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms. We will only accept eligible options that are properly returned and not validly withdrawn in accordance with Sections 4 and 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

     Each new option will be exercisable, subject to vesting requirements, for the number of shares equal to seventy-five percent (75%) of the number of shares subject to the eligible option. For example, if you hold an eligible option to purchase 1,000 shares, that option will be exchanged for a new option to purchase 750 shares.

     The minimum option grant will be for 100 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. We will not issue any options exercisable for fractional shares, and will round up all fractional shares. All new options will be issued under the same option plan as the eligible options surrendered and will be subject to a new option agreement between you and us.

     The term "expiration date" means 9 p.m., Pacific Time, on Tuesday, July 3, 2001, unless and until we, in our discretion or if required by applicable SEC rules, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish a notice:

       . we increase or decrease what we will give you in exchange for your options;

       . we decrease the number of options eligible to be exchanged in the offer; or

       . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

     We will also notify you if any other material change in the information contained in this Offer to Exchange.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

3.   PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees. In addition, we believe this offer will help us better achieve our commitment to the concept of employees as owners.

     Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

       . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

       . purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

       . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

       . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment; provided, however, that Stuart J. Ellman has resigned as a director and pursuant to the certificate of incorporation and bylaws of Loudeye Technologies, Inc., the vacancy created by Mr. Ellman's resignation may be filled by a majority vote of the remaining directors then in office.

     .  any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

     . change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your eligible options for exchange because the eligible employees hold options with a range of exercise prices, widely varying ratios of vested to unvested options and have future employment plans that are unknown to us, neither we nor our Board of Directors believes that a general recommendation regarding your deicision is appropriate. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation.

     To our knowledge, all of our eligible executive officers currently intend to accept the offer to exchange their eligible options and receive new options.

4.   PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

     Making Your Election. To make your election to accept this offer, you must make your election, sign and deliver the Election Form and any other required documents to Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington, 98101, (206) 832-4111 before the expiration date of this offer, Tuesday, July 3, 2001. We will only accept a paper copy or facsimile of your Election Form. Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept the offer. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, change of election forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or change of election form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return your eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned options that have not been validly withdrawn.

     Amendment of Election Form. The form of the Election Form was modified and redistributed on June 15, 2001. If you signed and delivered the prior version of the Election Form, you do not need to resign and deliver a new Election Form. Please note that the representation in the prior version of the Election Form to the effect that you "have read and understand" the offering materials shall be stricken and have no legal effect.

5.   CHANGE IN ELECTION; WITHDRAWAL RIGHTS.

     You may only change your election by following the procedures described in this Section 5. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejections will be accepted. We will only accept a paper copy of your change of election. Delivery by e-mail will not be accepted.

     You may change your election at any time before 9 p.m., Pacific Time, on Tuesday, July 3, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, if we have not accepted or cancelled your tendered options for exchange by 9:00 p.m., Pacific Time, on August 2, 2001, you may withdraw your tendered options at any time after August 2, 2001.

     To change your election, you must deliver a change of election form to Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington, 98101, (206) 832-4111 before the offer expires. The change of election form must be signed by you, have your name on it, and must clearly indicate that you elect to accept the offer.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms. Our determinations of these matters will be final and binding.

6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

     On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange and cancel all options properly returned and not validly withdrawn before the expiration date. Within four to six weeks after expiration of this offer, you will receive your new option agreement. The new options will have a grant date on or prior to July 18, 2001, assuming an expiration date of Tuesday, July 3, 2001.

     If you submit your eligible options for exchange and your employment with Loudeye Technologies, Inc. terminates prior to the date the new options are granted, your eligible options properly returned and not validly withdrawn will be cancelled and you will not receive any new options.

     Your new options will entitle you to purchase the amount of Loudeye Technologies, Inc. common stock set forth on the Election Form. This number has been calculated using the formula for new options described in Section 2.

     We will give you written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date no later than 3 days following the expiration date. Furthermore, after we accept returned options for exchange, we will promptly send each option holder who accepted the offer a letter confirming the new options that we granted to the option holder.

7.   CONDITIONS OF THE OFFER.

     We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 6, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (a) make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

        (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

        (c) materially impair the benefits we believe we will receive from the offer; or

        (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     .  there is:

        (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

        (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

     . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

        (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 3, 2001;

        (b) any such person, entity or group that has filed a Schedule 13D or
            Schedule 13G with the SEC on or before July 3, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

        (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects, stock price, or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them, in whole or in part, at any time and from time to time prior to the expiration date, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver of all of these rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon everyone.

8.   PRICE RANGE OF COMMON STOCK.

     Our common stock is quoted on the Nasdaq National Market under the symbol "LOUD." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market. We completed our initial public offering in March 2000. Prior to March 2000 there was no public market for our common stock.

                                                High    Low
Fiscal Year 2001
Quarter Ended
  June 30, 2001 (through June 5, 2001)         1.99    0.50
  March 31, 2001                               2.4375  0.6875

Fiscal Year 2000
Quarter Ended
  December 31, 2000                            7.75    1.0625
  September 30, 2000                           19.875  6.125
  June 30, 2000                                35.0    12.625
  March 31, 2000 (beginning March 15, 2000)    54.0    30.0

     As of June 5, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.25 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

9.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. Each new option will be exercisable for seventy-five percent (75%) of the number of shares subject to the eligible option being exchanged. For example, an eligible option to purchase 1,000 shares of common stock may be exchanged for a new option to purchase 750 shares of common stock. The minimum option grant will be for 100 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. The new options, which shall be granted from our 1998 Plan and 2000 Plan, will constitute consideration for the exchange of any eligible options.

     If we receive and accept return of all outstanding eligible options, we will grant new options to purchase a total of 827,025 shares of our common stock based on the 1,102,700 eligible options outstanding with exercise prices greater than $4.30. The common stock issuable upon exercise of the new options will equal approximately 2% of the approximately 41.4 million total shares of our common stock outstanding as of June 6, 2001.

     Terms of New Options. The new options will be issued under the applicable option plans (in most cases, the same option plan under which the eligible options were granted) and a new option agreement will be executed between each option holder who accepts the offer and Loudeye Technologies, Inc.

     Except with respect to:

     .  the number of shares that may be purchased under the option,

     .  the exercise price,

     .  the date that vesting and exercisability begins,

     .  the vesting period, and

     .  the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. Except as otherwise specified in this offer, the terms and conditions of the new options will be substantially similar to one another, regardless of the option plan under which they are issued.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plans and the new option agreements are summaries, and are not complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO. In addition, you should consult the prospectuses for the 1998 and 2000 Plans for further information regarding the tax consequences applicable to the new options. Please contact Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, (206) 832-4111 to request copies of the option plans, prospectuses or the forms of the new option agreements. Copies will be provided promptly and at our expense.

     General. As of June 6, 2001, the maximum number of shares of common stock we can issue in connection with options granted under the 1998 Plan and 2000 Plan, respectively, was 4,660,000 shares and 2,500,000 shares. Both the 1998 Plan and the 2000 Plan permit us to grant options intended to qualify as incentive stock options under the Internal Revenue Code as well as nonstatutory stock options which are options that do not qualify as incentive options. The 2000 Plan also allows us to grant stock purchase rights. Incentive options exchanged in this offer will be replaced with new incentive options, to the extent allowed under applicable tax law, and nonstatutory options will be replaced with nonstatutory options.

     Administration. The option plans may be administered by our Board of Directors or one or more committees of our Board. Generally, the option plans are administered by the Compensation Committee of our Board, comprised of two "non-employee" directors, with respect to executive officers, and by our Stock Option Committee, comprised of our Chief Executive Officer, with respect to all other eligible employees. The body administering our option plans has discretion to determine the recipients of awards and the terms of option plan awards granted, including the exercise price, the number of shares subject to awards and the applicable vesting schedule, although the Stock Option Committee's discretion is limited to certain parameters established by the Compensation Committee. The administrator's determination and interpretation of option plan provisions is binding on all parties.

     Term. The term of each option granted under the plan is fixed by the Board of Directors at the time of grant. The new options to be granted under the offer will have a term that expires at 11:59 p.m., Pacific Time, on the ten year anniversary of the date the new options are granted, which would be on or about July 18, 2011 assuming a July 18, 2001 grant date.

     Termination. The Board of Directors has the authority to determine the period of time, if any, after which your employment with us ends for any reason (including your death or disability) that you may exercise vested option shares. If your employment terminates for any reason other than your death or disability, you generally have three months to exercise option shares that were vested on your last day of employment. Option shares that were unvested on your last day of employment terminate on that last day and you have no further rights to these shares. If your employment terminates as a result of your death or disability (or you die within 30 days after your last day of employment), your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) for one year from the date of termination, if the termination is the result of your total and permanent disability (as defined in the plan under which the option is granted), (b) for six months from the date of termination, if the termination is the result of any disability not constituting a total and permanent disability, (c) for one year from the date of termination, if the termination is the result of your death or (d) for three months from the date of termination for any other reason. However, in no event can a new option be exercised after its expiration date.

     Upon a "Change in Control," as defined in the option plan and/or your new option agreement, the vesting of your new option will automatically be accelerated so that one hundred percent (100%) of the number of shares of common stock covered by the new option shall be fully vested upon the consummation of the Change in Control; provided, however, that the vesting of your new option will automatically be accelerated by only twenty-five percent (25%) of the number of shares of common stock covered by the new option that are unvested at the consummation of the Change in Control if and to the extent the option is either to be assumed or replaced by the successor corporation at the consummation of the Change in Control. Upon a

Change in Control, the percentage of the new options held by executive officers of Loudeye Technologies, Inc. that will be subject to acceleration of vesting is dependent upon the continuation of their employment following the consummation of the Change in Control.

     If your option terminates under the circumstances specified in this section, your interests in the option plan will also terminate.

     Exercise Price. Each new option that qualifies as an incentive stock option will have an exercise price equal to the closing price for the common stock as reported by the Nasdaq National Market on the date the new options are granted. Each new option that does not qualify as an incentive stock option will have an exercise price equal to the lowest closing price for the common stock as reported by the Nasdaq National Market for the period from June 6, 2001 through and including the date the new options are granted, but not less than 85% of the closing price on the date the new options are granted. We will grant new options as soon as practicable after the expiration date of this offer, but in any event no later than 15 days following the expiration date. We expect that the expiration date of this Offer to Exchange will be on or about Tuesday, July 3, 2001.

     Vesting and Exercise. The Board of Directors has the authority to determine the time or times at which options granted under the plans may be exercised. The Board of Directors may also accelerate the exercisability of options.

     Generally, each new option will vest over a three-year period in equal increments every three months beginning on the date the new options are granted. You "vest" in your option shares (meaning that you earn the right to exercise and retain the exercised shares) as you continue over time to work for Loudeye Technologies, Inc. The first vest date will be three months from the date the new options are granted, which would be on or about October 18, 2001 assuming a July 18, 2001 grant date, when 1/12th (8.33%) of each new option will become vested and exercisable. On the last day of each three-month period after the initial three-month period, an additional 1/12th (8.33%) of each new option will vest and become exercisable.

     New options for employees that are eligible for overtime pay will be subject to a six-month "cliff" on vesting such that the first vest date will be six months from the date the new options are granted. which would be on or about January 18, 2002 assuming a July 18, 2001 grant date, when 1/6th (16.66%) of each new option will become vested and exercisable. On the last day of each three-month period after the initial six-month cliff, an additional 1/12th (8.33%) of each new option will vest and become exercisable.

     Three years from the date the new options are granted, which would be on or about July 18, 2004 assuming a July 18, 2001 grant date, all new options will be fully vested.

     Tax Consequences. You should refer to Section 14 for a discussion of the U.S. federal income tax consequences of the new options, and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Loudeye Technologies, Inc., you will be able to sell your option shares free of any transfer restrictions under applicable securities laws, subject to any restrictions on transfer applicable to you under the Loudeye Technologies, Inc. Insider Trading Policy.

10.  INFORMATION ABOUT LOUDEYE TECHNOLOGIES, INC.

     Loudeye Technologies, Inc. provides digital media infrastructure services and applications including transforming audio and video content from traditional sources into Internet compatible formats. Loudeye was formed as a limited liability company in August 1997 and incorporated in Delaware in March 1998. The Company is headquartered in Seattle, Washington. Loudeye completed its initial public offering on March 15, 2000, and our common stock is listed on the Nasdaq National Market under the symbol "LOUD."

     The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on February 27, 2001 is incorporated by reference. See Section 17 beginning on page 29 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     The statements of operations data and balance sheet data for the three months ended March 31, 2001 and 2000 and for the years ended December 31, 2000 and 1999 are derived from our unaudited financial statements appearing in our Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2001 or our audited financial statements appearing in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 27, 2001, which are hereby incorporated by reference.

     All information in thousands except share and per share data

                                                                                                Year Ended December 31,
                                                             Three Months Ended               --------------------------
Statements of Operations:                                      March 31, 2001                     2000          1999
                                                     -----------------------------------      -----------    -----------
                                                        (Unaudited)        (Unaudited)
Net sales                                            $        1,929      $         1,649       $   11,537     $    2,645
Gross margin                                                 (1,342)                (521)            (851)          (225)
Net loss to common shareholders                             (26,198)             (10,522)         (39,524)       (25,023)
Basic and diluted net loss per share                 $        (0.68)     $         (0.84)      $    (1.33)    $    (4.62)
Basic and diluted pro forma net loss per share (1)   $        (0.68)     $         (0.35)      $    (1.16)    $    (1.50)

                                                                                                       December 31,
                                                                                               --------------------------
Balance Sheet Data:                                                      March 31, 2001             2000         1999
                                                                      ------------------       -----------    -----------
                                                                           (Unaudited)
Current assets                                                           $        86,547       $    99,302    $    51,355
Noncurrent assets                                                                 30,548            33,374         25,420
Current liabilities                                                               12,822             9,284          7,323
Noncurrent liabilities                                                             6,642             7,324          1,963
Book value per share                                                     $          2.36       $      3.13    $      2.27

---------------------------------
Note 1) Basic and diluted pro forma net loss per share is computed based on the weighted average number of shares of common stock outstanding giving effect to the conversion of convertible preferred stock into common stock upon the completion of the Company's initial public offering on March 15, 2000 (using the if-converted method from the original issue date) as if the conversion and IPO had occurred on January 1, 2000. Basic and diluted pro forma net loss per share excludes the impact of stock options and warrants, as the effect of inclusion would be antidilutive.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of June 6, 2001, our executive officers and non-employee directors (13 persons) as a group held options outstanding under the 1998 Plan to purchase a total of 884,755 shares of our common stock and options under our 2000 Plan to purchase 1,148,375 shares of our common stock. This, respectively, represented approximately 37%, and 30% of the shares subject to all options outstanding under the 1998 Plan and the 2000 Plan as of that date. Of the options held by these persons under the 1998 Plan, no options to purchase shares of common stock are eligible options. Of the options held by these persons under the 2000 Plan, options to purchase a total of 562,000 shares of common stock are eligible options. To our knowledge, all of our eligible executive officers currently intend to accept the offer to exchange their eligible options and receive new options. This offer is not being made to our directors.

     In the sixty (60) days prior to and including June 6, 2001, the executive officers and directors of Loudeye Technologies, Inc. had the following transactions in Loudeye Technologies, Inc. shares:

     . On May 17, 2001, Anthony J. Bay, one of our board members, was granted an option to purchase 7,500 shares of common stock at an exercise price of $1.18 per share.

     . On May 17, 2001, Johan Liedgren, one of our board members, was granted an option to purchase 7,500 shares of common stock at an exercise price of $1.18 per share.

     . On April 9, 2001, John H. Shaw, one of our executive officers, was granted an option to purchase 187,000 shares of common stock at an exercise price of $0.82 per share.

     . On April 12, 2001, Martin Tobias, the Chairman of our board, gifted 32,000 shares of common stock to his daughter.

     . On May 1, 2001, Alex Tobias, Mr. Tobias' spouse, sold 15,000 shares of common stock in open market transactions at a price of $1.0138 per share.

     . On May 2, 2001, Alex Tobias sold 25,000 shares of common stock in open market transactions at a price of $1.0878 per share.

     . On May 3, 2001, Alex Tobias sold 57,500 shares of common stock in open market transactions at a price of $1.0710 per share.

     . On May 4, 2001, Alex Tobias sold 75,297 shares of common stock in open market transactions at a price of $1.0636 per share.

     . On May 7, 2001, Martin Tobias was granted an option to purchase 7,500 shares of common stock at an exercise price of $1.18 per share.

     . On May 10, 2001, Martin Tobias sold 20,000 shares of common stock in open market transactions at a price of $1.1606 per share.

     . On May 11, 2001, Martin Tobias sold 20,000 shares of common stock in open market transactions at a price of $1.0788 per share.

     . On May 14, 2001, Martin Tobias sold 10,000 shares of common stock in open market transactions at a price of $1.1088 per share.

     . On May 15, 2001, Martin Tobias sold 20,000 shares of common stock in open market transactions at a price of $1.1188 per share.

     . On May 16, 2001, Martin Tobias sold 30,000 shares of common stock in open market transactions at a price of $1.0305 per share.

     . On May 17, 2001, Martin Tobias sold 45,000 shares of common stock in open market transactions at a price of $1.0721 per share.

     . On May 18, 2001, Martin Tobias sold 50,000 shares of common stock in open market transactions at a price of $1.1148 per share.

     . On May 21, 2001, Martin Tobias sold 10,000 shares of common stock in open market transactions at a price of $1.0788 per share.


     . On May 22, 2001, Martin Tobias sold 15,000 shares of common stock in open market transactions at a price of $1.1088 per share.

     Except as otherwise described above and other than ordinary course grants of stock options to employees who are not officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past sixty (60) days by Loudeye Technologies, Inc. or, to our knowledge, by any officer, director, affiliate or subsidiary of Loudeye Technologies, Inc.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the option plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that we will record compensation expense as a result of the offer because:

   . we will grant the new options within fifteen days of the date we accept and cancel eligible options returned to us; and

   . the exercise price of the new options will be less than the exercise price of the eligible options returned to us on the date we grant the new options.

     As a result of our decision to extend this offer to our employees, all new options issued or granted under this offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options issued or granted under the offer. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these new options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense.

13.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in Section 7.

14.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The summary does not discuss any state, local or foreign tax consequences of the offer. For additional information regarding the tax consequences of participating in the offer, you should consult the prospectuses for the 1998 and 2000 Plans. Please contact Angie Bailey of Loudeye Technologies, Inc. at 414 Olive Way, Suite 500, Seattle, Washington 98101, (206) 832-4111 to request copies of the prospectuses. Copies will be provided promptly and at our expense.

     We believe that if you exchange outstanding options for new options, you will not be required to recognize income for federal income tax purposes upon the surrender of your old options and the receipt of your new options. If the options you exchange in the offer are incentive stock options, the new options you receive in the exchange will commence a new incentive stock option holding period (rather than continuing the holding period of the current options) as of the date of the grant of the new options for purposes of qualifying for the benefits provided to holders of incentive stock options under federal income tax
law.   In addition, depending on your particular circumstances, the new options could in part fail to qualify as incentive stock options by virtue of a federal income tax law limitation which provides that, to the extent the aggregate exercise price of stock with respect to which incentive stock options are first exercisable during any calendar year exceeds $100,000, such excess options must be treated as nonstatutory stock options rather than incentive stock options. You should consult your own tax advisor with respect to the potential application of this limitation and the consequences of exceeding it under your personal circumstances.

       If you elect not to exchange your options for new options in connection with the offer, you also will not be subject to current income tax. However, if your options are incentive stock options, you should be aware that the Internal Revenue Service may characterize the offer as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your options are modified could cause the options to be deemed re-granted to you as of the date of the offer, thereby causing your incentive stock option holding period to re-commence as of such date and, depending on your personal circumstances, possibly causing a portion of your incentive stock options to be treated as nonstatutory options as a result of the $100,000 limitation referred to above.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING OR DECLINING TO PARTICIPATE IN THE OFFER.

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 7 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible to be exchanged or surrendered in the offer.

     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release or sending an e-mail message.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

  .  we increase or decrease what we will give you in exchange for your options;

  .  we decrease the number of options eligible to be exchanged in the offer; or

  . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

  If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

16.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for asking holders of eligible options under this offer to exchange.

17.  ADDITIONAL INFORMATION.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on February 27, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on April 11, 2001;

     (b) our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

     (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 15, 2001, including any amendments or reports we file for the purpose of updating that description; and

     (d) our current reports on Form 8-K, filed with the SEC on April 11, 2001 and April 18, 2001.

     The SEC file number for these filings is 000-29583. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.      7 World Trade Center    500 West Madison Street
      Room 1024                  Suite 1300                Suite 1400
Washington, D.C. 20549    New York, New York 10048  Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "LOUD," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                          Loudeye Technologies, Inc.,
                            Attn: Investor Relations
                            414 Olive Way, Suite 500
                           Seattle, Washington 98101

or by telephoning us at (206) 832-4000 between the hours of 9:00 a.m. and 5:00 p.m., Seattle, Washington local time.

     As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Loudeye Technologies, Inc. should be read together with the information contained in the documents to which we have referred you.

18.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties that include, among others, Loudeye Technologies, Inc.'s limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, management of potential growth and risks of new business areas, international expansion, business combinations and strategic relationships. More information about factors that potentially could affect Loudeye Technologies, Inc.'s financial results is included in Loudeye Technologies, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10- K for the year ended December 31, 2000, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. Please note that the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with this offer.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange because the eligible employees hold options with a range of exercise prices, widely varying ratios of vested to unvested options and have future employment plans that are unknown to us, neither we nor our Board of Directors believes that a general recommendation regarding your decision is appropriate. You must make your own decision whether or not to tender your options. We encourage you to consult with your personal advisors if you have questions about your financial or tax situation. The information about this offer from Loudeye Technologies, Inc. is limited to this document and the enclosed cover letter and attached summary of terms.



                 Loudeye Technologies, Inc.       June 6, 2001

                                   SCHEDULE A

          INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF
                          LOUDEYE TECHNOLOGIES, INC.

     The directors and executive officers of Loudeye Technologies, Inc. and their positions and offices as of June 6, 2001, are set forth in the following table:

     Name                     Position and Offices Held
     ----                     -------------------------

     Directors
     ---------
     Martin T. Tobias         Chairman
     Charles P. Waite         Director
     Johan C. Liedgren        Director
     Anthony J. Bay           Director
     John T. Baker, IV        Director

     Executive Officers
     ------------------
     John T. Baker, IV        President and Chief Executive Officer
     Bradley A. Berg          Senior Vice President and Chief Financial Officer
     Joel T. McConaughy       Senior Vice President and Chief Technology Officer
     David L. Weld, Jr.       Senior Vice President and General Manager of
                              Digital Media Services
     Todd A. Hinders          Senior Vice President of Sales
     Douglas F. Schulze       Senior Vice President of Corporate Development
     Meena Kang Latta         Vice President and General Counsel
     John H. Shaw             Vice President of Corporate Communications
     Jerold J. Goade, Jr.     Vice President of Finance and Controller

     The address of each director and executive officer is: c/o Loudeye Technologies, Inc., 414 Olive Way, Suite 500, Seattle, Washington 98101.

                               OFFER TO EXCHANGE

                            OUTSTANDING OPTIONS TO

                       PURCHASE COMMON STOCK, PAR VALUE

                     $0.001 PER SHARE, HAVING AN EXERCISE

                           PRICE OF MORE THAN $4.30

                                      OF

                          LOUDEYE TECHNOLOGIES, INC.

                               ----------------

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Angie Bailey, Loudeye Technologies, Inc., 414 Olive Way, Suite 500, Seattle, Washington 98101, telephone: (206) 832-4111.

                               ----------------

                                 June 6, 2001